UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 29, 2007

OPLINK COMMUNICATIONS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31581	77-0411346
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

46335 Landing Parkway, Fremont, California		94538
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-933-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 29, 2007, the board of directors of Oplink Communications, Inc. (the "Company") approved several strategic restructuring initiatives in order to enhance profitability and reduce costs. The restructuring initiatives are primarily related to the operations of the Company’s subsidiary Optical Communication Products, Inc. ("OCP") and the integration of OCP’s operations with the Company’s operations. The Company completed its acquisition of the remaining 42% of outstanding common stock of OCP that it did not already own on October 31, 2007 by means of a merger between OCP and a subsidiary of the Company, as a result of which OCP became a wholly-owned subsidiary of the Company.

The restructuring initiatives include the following:

(1) Substantially reducing the scale of business operations at OCP’s facility in Woodland Hills, California, including accelerating OCP’s plan to transfer manufacturing to China for the product lines being manufactured at such facility, transferring the research and development activities being conducted at such facility to the Company’s facility in Wuhan, China, and laying off approximately 150 employees at such facility, all of which is expected to be substantially completed by March 31, 2008;

(2) Substantially reducing the scale of business operations at OCP’s OCP Asia subsidiary (formerly GigaComm Corporation) ("OCPA"), including terminating certain product lines that are generating negative gross margins, closing down OCPA’s semiconductor fabrication facility and transferring all manufacturing to the Company’s manufacturing facility in Zhuhai, China, laying off approximately 120 OCPA employees, reorganizing OCPA’s research and development operations to focus its efforts on fabless transceiver design, and combining certain OCPA operations with the operations of the Company’s Taiwan subsidiary, all of which is expected to be substantially completed by March 31, 2008; and

(3) Closing OCP’s research and development facility in the United Kingdom, laying off approximately 10 employees at such facility and transferring the technology and equipment at such facility to the Company’s facility in Fremont, California, all of which is expected to be substantially completed by December 31, 2007.

In connection with the foregoing restructuring initiatives, and in connection with the Company’s acquisition of OCP, the Company expects to incur costs relating to: (i) the integration of OCP’s operations with the Company’s operations; (ii) the assumption of OCP stock options and the acceleration of vesting of certain OCP stock options; (iii) retention benefits payable to certain OCP employees; (iv) severance payable to laid-off employees; (v) the cancellation of pre-existing contractual obligations; and (vi) write-offs of inventory and equipment. These costs will be recorded as either part of the purchase price paid by the Company in the OCP acquisition or as expenses in the Company’s statement of operations, as appropriate under relevant accounting principles. As required under Item 2.05 of Form 8-K, the Company will file an amendment to this Form 8-K setting forth an estimate of the total amount or range of amounts expected to be incurred by the Company for each major type of cost associated with the restructuring initiatives, within four business days after it makes a determination of such estimates.

Item 2.06 Material Impairments.

On November 29, 2007, the Company’s management determined, in consultation with the Company’s board of directors, that a charge for impairment was required under relevant accounting principles with respect to the Company’s F3 Inc. subsidiary. The Company acquired F3, a fabless semiconductor company based in Hsin-Chu, Taiwan, in November 2005 for approximately $4.6 million. F3 had developed an ASIC chip to address the Skype/Voice-over-IP and Instant Messaging market. F3’s business, and the market for its product, has not developed as the Company anticipated, and as a result, the Company expects to incur an impairment charge with respect to its investment in F3 in the range of $1.0 to $1.5 million.

Cautionary Statement

This Form 8-K contains forward-looking statements, including without limitation the expected timing of, expected actions to be taken as part of, and expected types of costs expected to incurred in connection with the restructuring initiatives referred to in Item 2.05, and the amount of the expected impairment charge and plans for F3 as discussed in Item 2.06, which involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, unexpected events or changes in plans that may result in delays of the completion of one or more of the restructuring initiatives, changes in the categories of costs expected to be incurred in connection with the restructuring initiatives, the risk that the impairment charge for F3 falls outside the range of estimates provided above, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.

December 5, 2007	By:	/s/ Shirley Yin

Name: Shirley Yin
Title: Chief Financial Officer